Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Patrick J. Bagley, Sr. Vice President-Finance
Dover, Delaware, July 28, 2005	(302) 857-3745

DOVER MOTORSPORTS, INC.

REPORTS HIGHER RESULTS FOR THE SECOND QUARTER

Dover Motorsports, Inc. (NYSE-Symbol: DVD) today reported its results for the second quarter ended June 30, 2005.

Net earnings for the quarter ended June 30, 2005 were $8,284,000 or $.21 per diluted share compared with $5,163,000 or $.13 per diluted share for the same period last year. The second quarter 2005 results included $956,000 after taxes or $.02 per diluted share from discontinued operations. On June 10, 2005 the Company sold its interest in and related assets of the Toyota Grand Prix of Long Beach. Accordingly, results for Long Beach, as well as the Company’s prior street races in other cities, are shown as discontinued operations for all periods reported.

Earnings from continuing operations for the quarter ended June 30, 2005 increased by $2,160,000 or 41.8% to $7,328,000 over the comparable quarter of the prior year. On a diluted per share basis, earnings from continuing operations in the second quarter of 2005 were $.19 compared with $.13 per share in the second quarter of the prior year.

Overall, for the quarter ended June 30, 2005 revenues decreased by $1,309,000 to $41,854,000 from $43,163,000 in the second quarter of 2004. The Company promoted six major events in the second quarter of 2005 compared with eight events in the second quarter of 2004. A NASCAR Craftsman Truck Series event at our Memphis Motorsports Park facility, promoted in the second quarter of 2004 will be promoted in the third quarter of 2005; and the first of two NASCAR Busch Series events in Nashville was promoted in the first quarter in 2005 instead of during the second quarter as it was in the prior year. In addition, the Gateway International Raceway NASCAR Busch Series event that was held in the second quarter of last year will be promoted in the third quarter this year. Gateway’s Craftsman Truck Series event was held in the second quarter this year, whereas it was held in the third quarter last year. The negative revenue impact in the second quarter of 2005 resulting from these changes in the schedule was $4,441,000.

For the quarter ended June 30, 2005 operating and marketing expenses decreased to $20,662,000 compared with $23,985,000 in the comparable quarter of 2004. The overall decrease in operating expense in the second quarter of 2005 was primarily due to promoting two fewer events and the substitution of a NASCAR Craftsman Truck Series event for a NASCAR Busch Series event in Gateway.

General and administrative expenses were $3,297,000 in the second quarter of 2005 compared with $3,286,000 for the same quarter last year. Higher wages, fringe benefit costs and outside contractor services in 2005 were primarily offset by lower legal claim costs.

Interest expense was $749,000 in the second quarter of 2005 compared with $954,000 in the second quarter of 2004. Lower average amounts of debt outstanding and the reversal of $128,000 of interest from a pre-judgment claim in Nashville contributed to the lower expense in the second quarter of 2005. The prior year’s second quarter results included $481,000 of interest income from the IRS related to a prior year income tax refund.

The income tax provision for the quarter ended June 30, 2005 was $7,471,000 compared with $7,957,000 in the prior year. The effective tax rate for the second quarter of 2005 was 50.5% compared with 60.6% in the prior year. The decrease in the effective income tax rate for 2005 as compared to 2004 is due to an increase in the Company’s estimated annual consolidated pre-tax earnings. The tax rates in both years were affected by state income tax expenses attributable to valuation allowances established on state net operating losses.

For six months ended June 30, 2005, revenues were $44,927,000 compared with $43,807,000 in the prior year. The Company promoted seven major events in the first half of 2005 compared with eight in the first half of 2004.

For the six months ended June 30, 2005 earnings from continuing operations were $3,801,000 or $.10 per diluted share compared with $2,510,000 or $.06 per diluted share in the comparable period of the prior year.

The Company’s financial position continued to improve during the first half of 2005 as cash provided by continuing operations was $11,054,000. The prior year’s cash provided by continuing operations of $14,811,000 included $8,698,000 related to income tax refunds. Cash provided by investing activities of continuing operations included proceeds from the sale of a discontinued operation, net of transaction costs, of $15,132,000, which was used principally to reduce indebtedness. At June 30, 2005, indebtedness was $31,785,000, down $13,704,000 from the $45,489,000 that was outstanding six months earlier.

Capital spending was $7,822,000 in the first half of 2005 compared with $1,645,000 in the first half of the prior year. The acquisition of additional land adjacent to our Dover facility represented a substantial portion of 2005’s capital spending. The Company expects capital spending of $1,500,000 to $2,000,000 during the second half of the year.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate four motorsports tracks in three states and promote motorsports events under the auspices of three of the premier sanctioning bodies in motorsports – NASCAR, IRL, and NHRA. The Company owns and operates Dover International Speedway in Dover, Delaware; Nashville Superspeedway near Nashville, Tennessee; Gateway International Raceway near St. Louis, Missouri; and Memphis Motorsports Park in Memphis, Tennessee.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Admissions	$16,753	$17,806	$17,956	$17,894
Event-related	11,712	12,832	12,819	13,368
Broadcasting	13,370	12,505	14,001	12,505
Other	19	20	151	40

	41,854	43,163	44,927	43,807

Expenses:
Operating and marketing	20,662	23,985	24,930	25,741
General and administrative	3,297	3,286	6,390	6,330
Depreciation and amortization	2,351	2,295	4,667	4,578

	26,310	29,566	35,987	36,649

Operating earnings	15,544	13,597	8,940	7,158

Interest income	4	482	8	484
Interest expense	(749)	(954)	(1,685)	(2,093)

Earnings from continuing operations before income taxes	14,799	13,125	7,263	5,549

Income taxes	7,471	7,957	3,462	3,039

Earnings from continuing operations	7,328	5,168	3,801	2,510

Earnings (loss) from discontinued operation (including gain on disposal of $5,143), net of income taxes of $3,771 and $3,574 for the three and six months ended June 30, 2005, respectively, and income tax benefits of $27 and $310 for the three and six months ended June 30, 2004, respectively	956	(5)	601	(533)

Net earnings	$8,284	$5,163	$4,402	$1,977

Earnings per common share - basic:
Continuing operations	$0.19	$0.13	$0.10	$0.06
Discontinued operation	0.02	—	0.01	(0.01)

Net earnings	$0.21	$0.13	$0.11	$0.05

Earnings per common share - diluted:
Continuing operations	$0.19	$0.13	$0.10	$0.06
Discontinued operation	0.02	—	0.01	(0.01)

Net earnings	$0.21	$0.13	$0.11	$0.05

Average shares outstanding:
- Basic	40,079	39,994	40,078	39,994
- Diluted	40,217	40,031	40,193	40,014

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	June 30, 2005	June 30, 2004	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,884	$4,587	$134
Accounts receivable	14,128	14,487	2,336
Inventories	251	295	208
Prepaid expenses and other	4,479	3,690	1,812
Receivable from Dover Downs Gaming & Entertainment, Inc.	14	—	—
Deferred income taxes	556	212	675
Current assets of discontinued operation	163	4,666	2,593

Total current assets	22,475	27,937	7,758

Property and equipment, net	224,885	222,345	220,949
Restricted cash	1,957	1,857	3,571
Other assets, net	1,313	1,515	1,385
Deferred income taxes	46	90	46
Goodwill	2,487	2,487	2,487
Non-current assets of discontinued operation	—	11,442	12,054

Total assets	$253,163	$267,673	$248,250

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,115	$7,193	$1,898
Accrued liabilities	5,178	5,538	5,323
Payable to Dover Downs Gaming & Entertainment, Inc.	—	22	2
Income taxes payable	12	3,434	324
Current portion of long-term debt	875	805	805
Deferred revenue	20,967	18,445	9,306
Current liabilities of discontinued operation	811	1,522	2,633

Total current liabilities	31,958	36,959	20,291

Notes payable to banks	14,100	30,600	27,000
Long-term debt	16,810	17,683	17,684
Other liabilities	42	64	64
Deferred income taxes	48,081	43,806	44,745

Stockholders’ equity:
Common stock	1,707	1,681	1,695
Class A common stock	2,323	2,330	2,324
Additional paid-in capital	129,167	128,225	128,542
Retained earnings	10,429	7,175	6,834
Accumulated other comprehensive loss	(527)	(410)	(527)
Deferred compensation	(927)	(440)	(402)

Total stockholders’ equity	142,172	138,561	138,466

Total liabilities and stockholders’ equity	$253,163	$267,673	$248,250

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2005	2004
Operating activities:
Net earnings	$4,402	$1,977
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,667	4,578
Amortization of credit facility fees	78	154
Amortization of deferred compensation	111	13
Deferred income taxes	3,455	2,075
(Earnings) loss of discontinued operation, net	(601)	533
Changes in assets and liabilities:
Accounts receivable	(11,792)	(12,727)
Inventories	(43)	(80)
Prepaid expenses and other	(2,606)	(2,269)
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	(16)	118
Accounts payable	2,217	3,907
Accrued liabilities	(145)	1,394
Income taxes payable/receivable	(312)	5,925
Deferred revenue	11,661	9,234
Other liabilities	(22)	(21)

Net cash provided by continuing operations	11,054	14,811

Investing activities:
Capital expenditures	(7,822)	(1,645)
Proceeds from sale of discontinued operation, net of transaction costs	15,132	—
Restricted cash	1,614	1,576

Net cash provided by (used in) investing activities of continuing operations	8,924	(69)

Financing activities:
Repayments on notes payable to banks, net	(12,900)	(12,445)
Repayments of long-term debt	(804)	(744)
Credit facility origination and amendment fees	(105)	(318)
Dividends paid	(807)	(801)

Net cash used in financing activities of continuing operations	(14,616)	(14,308)

Net cash (used in) provided by discontinued operation	(2,612)	805

Net increase in cash and cash equivalents	2,750	1,239
Cash and cash equivalents, beginning of period	134	3,348

Cash and cash equivalents, end of period	$2,884	$4,587